Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:

EAS & Associates:

Gregory S. Skinner

Liz Saghi

Vice President Finance and CFO	(805) 687-2038
(650) 306-1650

LANDEC FOOD SUBSIDIARY ENTERS INTO NEW
CREDIT AGREEMENT

MENLO PARK, CA—September 2, 2004—Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, announced today that its food subsidiary, Apio Inc., has entered into a new credit agreement with Wells Fargo Bank, N.A. (“Wells Fargo”).  The credit agreement includes a working capital line, which is a replacement of Apio’s current line, and a new equipment line of credit.  Apio’s previous credit agreement had been with Wells Fargo Business Credit, the asset based lending subsidiary of Wells Fargo.

The new credit agreement reflects the convergence of two favorable conditions for Apio – first the current low interest rate environment, and second the opportunity to transition to the commercial side of Wells Fargo, a leading lender to food and agricultural businesses.

The term of the credit agreement is for two years and includes a working capital line of credit for $10.0 million and an equipment line of credit for $6.0 million, which includes a carry over of the $3.0 million equipment line of credit from Wells Fargo Business Credit. The interest rate is based on the prime rate, currently 4.50% or the LIBOR adjustable rate plus 2.25%, which currently totals 3.90%.  The previous credit agreement accrued interest based on the prime rate plus 1.00%, or 5.50%.  In addition to a lower interest rate, the credit agreement includes covenants that are more favorable to Apio than its prior line of credit facility.

Nick Tompkins, CEO of Apio, said, “We are very pleased with our new credit agreement with Wells Fargo, which represents a positive development for Apio. These new lines of credit provide enhanced financial resources to support Apio’s continued growth and focus on its technology-based specialty packaging produce business for both the Eat Smart® Brand and the Dole® Brand. The new credit agreement is consistent with prior stated plans for Apio, and is also consistent with Landec’s stated objectives to closely manage cash resources in order to operate efficiently and to take advantage of business opportunities.  We look forward to working with the commercial banking side of Wells Fargo.”

About Apio

Over the last twelve months, Apio has introduced twenty-eight new value-added produce product offerings.  In addition, Apio has expanded its retail and club store presence to over 10,300 stores. The success of Landec’s Intelimer®-based food packaging technology allows Apio to convert not only fresh-cut produce but also whole produce into value-added products that bring real differentiation to its customers.

Landec’s Intelimer-based proprietary packaging technology used by Apio extends the shelf life for fresh-cut produce.  The specialty packaging can be tailored to provide an optimal atmosphere inside a bag or plastic tray for extending the shelf life of produce well beyond normal periods of time.  As the package goes through the distribution chain and is exposed to fluctuations in temperature, the Landec specialty packaging modulates or compensates for temperature changes and maintains the optimum atmosphere inside the package.  As a result, consumers receive very fresh produce that has better taste, smell and appearance and retailers have less shrink or waste. Shipping costs are also reduced since these specialty packaged produce products do not need to be packed with ice.

About Landec Corporation

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 30, 2004. (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.) As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

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